Exhibit 99.1

November 12, 2014

Tofutti Press Release

Company Contact:              Steve Kass
Chief Financial Officer
(908) 272-2400
(908) 272-9492 (Fax)

TOFUTTI ANNOUNCES THIRD QUARTER
 AND NINE MONTH RESULTS

Cranford, New Jersey  -- November 12, 2014 -- TOFUTTI BRANDS INC. (NYSE MKT Symbol: TOF) today announced its results for the thirteen and thirty-nine week periods ended September 27, 2014.

Tofutti Brands reported net sales for the thirteen weeks ended September 27, 2014 of $3,292,000, a decrease of $150,000, or 4%, compared to net sales of $3,442,000 for the thirteen weeks ended September 28, 2013. The decrease was mainly the result of a decrease in  frozen food product sales, primarily frozen desserts.  Net sales for the thirty-nine week period ended September 27, 2014 were $10,647,000, a decrease of $496,000, or 4%, compared to net sales of $11,143,000 for the thirty-nine week period ended September 28, 2013.  The decrease in sales was primarily from decreases in sales in the second and third quarters mainly in the company’s  frozen dessert and frozen food categories.  In addition, in the thirteen and thirty-nine week periods in 2014 the company increased promotional and allowance activity by over $100,000 and $192,000, respectively, which negatively affected reported sales.

The company’s gross profit and gross profit percentage for the thirteen week period ending September 27, 2014 were approximately $841,000 and 26%, respectively, compared to $1,037,000 and 30%, respectively, for the period ending September 28, 2013. The company’s gross profit and gross profit percentage for the thirty-nine week period ending September 27, 2014 were  $3,092,000 and 29%, respectively, compared to $3,530,000 and 32%, respectively, for the period ending September 28, 2013.  The decrease in the company’s gross profit percentage was due primarily to the decrease in sales and a substantial increase in the company’s promotional allowance programs in the thirteen and thirty-nine weeks ended September 27, 2014.

For the thirteen week period ended September 27, 2014, the company reported a net loss of $164,000, or $0.03 per share, compared to a net loss of $149,000, or $0.03 per share for the thirteen week period ended September 28, 2013.  The company’s net loss for the thirty-nine weeks ended September 27, 2014 was $248,000, or $0.05 per share, compared to a net loss of $236,000, or $0.05 per share, for the thirty-nine weeks ended September 28, 2013.

As of September 27, 2014, the company had approximately $64,000 in cash and cash equivalents and its working capital was approximately $2.4 million, compared with approximately $214,000 in cash and cash equivalents and working capital of $2.7 million at December 28, 2013.

Mr.  David Mintz, Chairman and Chief Executive Officer of the company stated, “Our results for the third  quarter of 2014 reflect the continuing weakness in frozen food product sales. We are focused on reducing expenses while expanding the markets for our frozen food and non-dairy cheese products. Price increases instituted earlier in 2014 should provide improved gross margins during the remainder of the year.”

About Tofutti Brands Inc.

Founded in 1981, Tofutti Brands Inc. develops and distributes a complete line of dairy-free products.  The Company sells more than 80 milk-free foods including frozen desserts, cheese products and prepared frozen dishes throughout the United States and in more than 30 countries. Tofutti Brands Inc. is a proven innovator in the food industry and has developed a full line of delicious and healthy dairy-free foods.   Available throughout the United States and in more than 30 countries, Tofutti Brands answers the call of millions of people who are allergic or intolerant to dairy, diabetic, kosher or vegan, as well as those who wish to have a healthier low-fat diet. Tofutti's product line includes dairy-free ice cream pints, Tofutti Cutie® sandwiches and novelty bars.  Tofutti also has a growing array of prepared foods including Pizza Pizzaz®, Mintz's Blintzes®, and a Cheese Ravioli line, all made with Tofutti's milk-free cheeses such as Better Than Cream Cheese®, Sour Supreme® and Veggie Cheese Slices.  For more information, visit www.tofutti.com.

Some of the statements in this press release concerning the Company’s future prospects are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements.  Actual results may vary significantly based upon a number of factors including, but not limited to business conditions both domestic and international, competition, changes in product mix or distribution channels, resource constraints encountered in promoting and developing new products and other risk factors detailed in the Company’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K.

TOFUTTI BRANDS INC.
Condensed Statements of Operations
(in thousands, except per share figures)

	Thirteen weeks ended September 27, 2014	Thirteen weeks ended September 28, 2013	Thirty-nine weeks ended September 27, 2014	Thirty-nine weeks ended September 28, 2013

Net sales	$3,292	$3,442	$10,647	$11,143
Cost of sales	2,451	2,405	7,555	7,613
Gross profit	841	1,037	3,092	3,530
Operating expenses:	1,005	1,145	3,334	3,720
Loss before income taxes	(164)	(108)	(242)	(190)
Income tax expense	--	41	6	46
Net loss	$(164)	$(149)	$(248)	$(236)
Weighted average common shares outstanding:
Basic and diluted	5,154	5,154	5,154	5,154
Net loss per common share:
Basic and diluted	$(0.03)	$(0.03)	$(0.05)	$(0.05)

TOFUTTI BRANDS INC.
Condensed Balance Sheets
(in thousands, except share figures)

	September 27, 2014	December 28, 2013*
Assets
Current assets:
Cash and cash equivalents	$64	$214
Accounts receivable, net of allowance for doubtful accounts and sales promotions of $329 and $277, respectively	2,270	1,954
Inventories, net of reserve of $150 and $150, respectively	1,906	1,844
Prepaid expenses	45	40
Deferred costs	197	138
Total current assets	4,482	4,190

Fixed assets	29	--
Other assets	16	16
	$4,527	$4,206

Liabilities and Stockholders’ Equity
Current liabilities:
Current maturities of notes payable	$6	$--
Accounts payable	1,477	877
Accrued expenses	339	459
Deferred revenue	213	153
Total current liabilities	2,035	1,489

Notes payable, less current maturities	23	--
Commitments and contingencies	--	--

Stockholders’ equity:
     Preferred stock - par value $.01 per share;
         authorized 100,000 shares, none issued
     Common stock - par value $.01 per share;
         authorized 15,000,000 shares, issued and
         outstanding 5,153,706 shares at September 27, 2014,
         and 5,153,706 shares at December 28, 2013
	-- 52	-- 52
Additional paid-in capital	--	--
Retained earnings	2,417	2,665
Total stockholders’ equity	2,469	2,717
Total liabilities and stockholders’ equity	$4,527	$4,206

*Derived from audited financial information.